EXHIBIT 10.1

e

ASSET PURCHASE AND SERVICING RIGHTS AGREEMENT

by and between

BANK OF CLARKE,

and

AXOS BANK

Dated as of August 23, 2023

i

Section 8.16	Survival	25

ASSET PURCHASE AND SERVICING RIGHTS AGREEMENT

THIS ASSET PURCHASE AND SERVICING RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of the 23rd day of August, 2023, by and between Axos Bank, a federal savings bank (“Buyer”), and Bank of Clarke, a Virginia-chartered bank ( “Seller”).

RECITALS

WHEREAS, Seller is engaged in the business of marine vessel dealer floor-plan financing (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain specific assets and certain specific liabilities of Seller with respect to the Business, subject to the terms and conditions set forth herein;

WHEREAS, Seller is a party to certain loan and purchase agreements whereby Seller sold recreational marine vessel loans on a servicing retained basis and retained all servicing rights with respect to such loans (the “Third Party Servicing Rights”);

WHEREAS, Seller originates recreational vessel loans and owns all associated servicing rights with respect to such loans (“First Party Servicing Rights”); and

WHEREAS, Seller desires to sell and Buyer desires to purchase the First Party Servicing Rights and Third Party Servicing Rights.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Actions” has the meaning set for in Section 4.05.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Applicable Employees” has the meaning set forth in Section 6.01(a).

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, retention, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation right, fringe benefit plan or other employee benefit plan, fund, policy, program, contract, agreement, arrangement or payroll practice of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or any employment, consulting or personal services contract (a) sponsored, maintained or contributed to by Seller or any ERISA Affiliate (or to which Seller or any ERISA Affiliate is a party) for the benefit of any Business Employee (or any spouse, domestic partner, dependent or beneficiary of any such individual), or (b) with respect to which any Seller has (or could have) any Liability with respect to any Business Employee.

“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(i).

“Business” has the meaning set forth in the recitals.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California or the Commonwealth of Virginia are authorized or required by Law to be closed for business.

“Business Employee” means any current or former officer, employee, agent, or independent contractor of Seller who is (or was) employed in, or provides (or provided) services to, the Business.

“Business IP” means Seller’s right, title and interest in and to the Business software and the Intellectual Property used or held for use primarily in connection with the operation of and material to the Business.

“Buyer” has the meaning set forth in the preamble.

“Client Lists” means the names and contact information for retail customers and dealers associated with the Servicing Loans.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Agent” means any Person to whom Buyer transfers servicing and collection activities.

“Collection Fees” means any fees or charges payable to a Collection Agent in connection with servicing or collection efforts.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, arrangements, indentures and other agreements, including all amendments, modifications, supplements and extensions thereto.

“Cut-Off Date” means that day that is 2 Business Days prior to the Closing Date.

“Direct Claim” has the meaning set forth in Section 7.04€.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with Seller, is or, at any time, was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“Excluded Assets” has the meaning set forth in Section 2.02.

" Excluded Employee Liabilities” has the meaning set in Section 2.04(d).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“First Party Servicing Rights” has the meaning set forth in the Recitals.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Indemnified Party” means a Person entitled to indemnification under ARTICLE VII.

“Indemnifying Party” mean a Person obligated to indemnify under ARTICLE VII.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets, inventions and know-how; (d) patents and patent application; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Registrations” means all Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of the persons listed on Section 1.01(a) of the Disclosure Schedules after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means any debt, liability or obligation (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due).

“Loan Purchase and Sale Agreement” means the Loan Purchase and Sale Agreement, dated August August 23, 2023, by and between Buyer and Seller.

“Losses” mean any and all costs, deficiencies, obligations, judgements, fees, diminution in value, losses, claims, Liabilities, fines, penalties, assessments, damages and expenses or amounts paid in settlement thereof, (including, without limitation, court costs and court awarded interest, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever and whether or not arising from any third-party claim.

“Material Adverse Effect” means any change, occurrence, fact, condition, effect or event that is, or would reasonably be expected to become, individually or in the aggregate materially adverse to (a) the value of the Purchased Assets, or (b) the ability of Seller to consummate the transactions contemplated hereby without delay.

“Open Source Software” means open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org.

“Outside Servicer” has the meaning set forth in Section 6.07(a).

"Pass-Through Costs” means third-party administrative expenses incurred by Buyer in servicing the Serviced Loans, including, without limitation, legal expenses, correspondence, mailing costs, insurance recovery, collateral tracking or recovery, jurisdictional fees, title processing, skip tracing, field calls, recovery, repossession, remarketing, travel, payment processing, bank charges and insurance tracking fees.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable; and (b) imperfections of title that do not effect Buyer’s ownership of the Purchased Assets after Closing.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Paid Assets Amount” means the total balance set forth on Section 2.01(e) of the Disclosure Schedules.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Records” means the books, records and files maintained by Seller related to the Purchased Assets, Assumed Liabilities and Transferred Employees.

“Regulatory Agreement” has the meaning set forth in Section 4.06.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” has the meaning set forth in the preamble.

“Seller IP Agreement” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to the Business IP, to which Seller is a party, beneficiary, or otherwise bound.

“Serviced Loans” means the Third Party Serviced Loans.

“Servicing Agreement” has the meaning set forth in Section 4.09.

“Servicing Fee” means a monthly fee in an annual amount equal to 20 basis points (0.20%) of the outstanding unpaid principal balance of the Serviced Loans and shall be computed by multiplying the aggregate outstanding unpaid balance of the Serviced Loans on the last day of the prior month by 0.20% and dividing the product by 12.

“Servicing Rights” means the First Party Servicing Rights and the Third Party Servicing Rights.

“Shrink-wrap Agreements” means shrink-wrap, clickwrap, or mass market form of contract granting Seller non-exclusive rights in or to generally commercially available Intellectual Property.

"Supplemental Fees” means Collection Fees and Pass-Through Costs.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Third Party Claim” has the meaning set forth in Section 7.04(a).

“Third Party Serviced Loans” means the loans under which the Third Party Servicing Rights relate and which are set forth on Section 1.01(c) of the Disclosure Schedules.

“Third Party Servicing Rights” has the meaning set forth in the Recitals.

“Trade Secrets” means trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, product designs, engineering drawings, and other confidential and proprietary information and all rights therein.

“Transaction Consideration” means $1,500,000.00 plus the Pre-Paid Assets Amount.

“Transaction Documents” means this Agreement, the Disclosure Schedule, the Bill of Sale, the Assignment and Assumption Agreement, Assignment and Assumption of Third Party Servicing Rights, the Loan Purchase and Sale Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transferred Employee” has the meaning set forth in Section 6.01(a).

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all Seller’s right, title and interest in, to and under the following assets, properties and rights of Seller (collectively, the “Purchased Assets”):

(a) the Records (other than as prohibited by law);

(b) the Servicing Rights;

(c) Client Lists;

(d) the Contracts identified in Section 2.01(d) of the Disclosure Schedules, including any Intellectual Property licenses provided for therein (the “Assigned Contracts”);

(e) all other assets primarily related to the Business, including, but not limited to, those fixed and prepaid assets set forth in Section 2.01(e) of the Disclosure Schedules, and any technology and systems used in the Business;

(f) the benefits, rights of action, suits and claims of any nature available, whether arising by way of counterclaim or otherwise, related to the Purchased Assets and Assumed Liabilities; and

(g) the Business IP set forth on Section 2.01(g) of the Disclosure Schedules.

Section 2.02 Excluded Assets. Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Without limiting the generality of the foregoing, Excluded Assets include the following assets and properties of Seller:

(a) all cash and cash equivalents, bank accounts and securities of Seller;

(b) all Contracts that are not Assigned Contacts;

(c) all Intellectual Property right, title and interest in and to the name “La Victoire Finance” or any derivative thereof, except as provided in Section 2.01(g) of the Disclosure Schedules;

(d) Tax returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(e) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(f) all Benefit Plans and trusts or other assets attributable thereto;

(g) all rights to Tax assets (including rights to Tax refunds and prepayments) of Seller or any of its Affiliates, including those pertaining to the Purchased Assets prior to the Closing Date;

(h) all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise that do not relate to the Purchased Assets or Assumed Liabilities;

(i) the assets, properties and rights specifically set forth on Section 2.02(i) of the Disclosure Schedules; and

(j) Seller’s rights under the Transaction Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, perform and discharge the Liabilities and obligations of Seller arising out of or relating to the Purchased Assets to the extent, and only to the extent (1) specifically set forth in this Section 2.03 and arising on or after the Closing Date and (2) with respect to any Assigned Contract, such Liabilities and obligations do not arise from or relate to any breach (with or without notice or lapse of time) of any Assigned Contract by Seller on or prior to the Closing (collectively, the “Assumed Liabilities”):

(a) any Liability or obligation arising under the Assigned Contracts;

(b) all Liabilities and obligations for Taxes of Buyer arising out of or relating to Buyer’s ownership or operation of the Purchased Assets after the Closing;

(c) any Liability or obligation of Buyer to Transferred Employees as a result of Buyer’s or its Affiliates’ employment of the Transferred Employees after the Closing Date that do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date;

(d) all Liabilities for which Buyer has responsibility pursuant to the express terms of this Agreement or the Transaction Documents; and

(e) all other Liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Purchased Assets on or after the Closing.

Section 2.04 Excluded Liabilities. Notwithstanding anything else in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities or obligations of Seller or with respect to the Business or Purchased Assets other than specifically set forth as an Assumed Liability (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, Seller will be responsible for and pay, perform or discharge when due the following:

(a) any Liabilities or obligations arising out of, relating to or with respect to Seller’s ownership, possession, use or operation of the Purchased Assets or the Business on or before the Closing, including as a result of a failure to comply with any Contract on or prior to the Closing or in connection with the Closing;

(b) any Liabilities or obligations relating to or arising out of the Excluded Assets;

(c) any Liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period (or portion thereof) ending on or prior to the Closing Date and (ii) any other Taxes of Seller or any stockholders or Affiliates of Seller for any taxable period;

(d) any Liabilities or obligations relating to or arising out of the employment, or termination of employment, of any employee (or contractor) of Seller (which includes Business Employees), whether occurring before, on or, except for Transferred Employees, after the Closing Date; provided, however, Seller shall remain responsible for (i) workers’ compensation claims of any employee (or contractor) which relate to events occurring at any time of the employee’s employment with Seller, and (ii) any liabilities or obligations under any Benefit Plan or Contract for employment with Seller other than any Contract that is an Assigned Contract (collectively, the “Excluded Employee Liabilities”);

(e) any Liabilities or obligations relating to or arising out of any Benefit Plan or policy of Seller or which an employee (or contractor) of Seller claims a benefit;

(f) any Liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others and Taxes for which Seller is responsible; and

(g) all Liabilities or obligations relating to or arising out of the matters described on Section 4.05 of the Disclosure Schedules.

Section 2.05 Transaction Consideration. At the Closing, Buyer shall pay to Seller, in consideration for the purchase of the Purchased Assets pursuant to Section 2.01, an amount of cash equal to the Transaction Consideration by wire transfer of immediately available funds to an account or accounts designated by Seller.

Section 2.06 Allocation of Purchase Price. Seller and Buyer agree to allocate the Transaction Consideration among the Purchased Assets and Assumed Liabilities for all purposes (including tax and financial accounting) in accordance with Section 2.06 of the Disclosure Schedules. The allocation shall be binding on Buyer and Seller for all purposes, including federal and state income tax purposes, and the parties agree not to take a contrary position on any Tax return filed by the parties with federal, state or local authorities, unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

Section 2.07 Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.08, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Assigned Contract would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in ARTICLE III, the Closing shall occur notwithstanding the foregoing without any adjustment to the Transaction Consideration on account thereof. Following the Closing, Seller and Buyer shall continue to use commercially reasonable efforts, and Seller and Buyer shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver in order for Seller to effect an assignment of the Assigned Contract. Once such consent, authorization, approval or waiver is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Assigned Contract to which such consent, authorization, approval or waiver relates for no additional consideration, which shall be considered the Closing Date for such Assigned Contract.

(b) To the extent that any Assigned Contract cannot be transferred to Buyer at or following the Closing in accordance with this Agreement, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and operational equivalent of the transfer of such Assigned Contract to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto.

ARTICLE III
CLOSING

Section 3.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) remotely by exchange of PDF documents.

Section 3.02 Closing Deliverables.

(a) Concurrent with the execution and delivery of this Agreement, and the consummation of the Closing of the transactions contemplated hereby, Seller is delivering or causing to be delivered to Buyer the following:

(i) a bill of sale, assignment and assumption agreement in the form of Exhibit A hereto (the “Bill of Sale, Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Assigned Contracts and the other Purchased Assets and the Assumed Liabilities;

(ii) one or more assignment and assumption agreements in the form of Exhibit B hereto (the “Assignment and Assumption Agreements”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Third Party Servicing Rights;

(iii) each of the assignment agreements required from third-parties under the Assigned Contracts (the “Third Party Assignments”), duly executed by Seller and the applicable third party;

(iv) the Records in Seller’s possession or reasonably obtainable by Seller; and

(v) all documents, papers, forms, account numbers, or authorizations, including taking any related actions, necessary to effectuate the transfer of ownership and control of any acquired domain names to Buyer.

(b) Concurrent with the execution and delivery of this Agreement, and the consummation of the Closing of the transactions contemplated hereby, Buyer is delivering or causing to be delivered to Seller the following:

(i) the Transaction Consideration;

(ii) the Bill of Sale, Assignment and Assumption Agreement and Assignment and Assumption Agreements, duly executed by Buyer; and

(iii) the Third Party Assignments duly executed by Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as may be set forth in the Disclosure Schedules provided herein (which must identify which representation or warranty to which the exception relates), Seller represents and warrants to Buyer as follows:

Section 4.01 Corporate Organization and Authority. Seller is a Virginia-chartered state bank duly organized and validly existing under the Laws of the Commonwealth of Virginia. Seller has the requisite corporate power and authority to conduct its business as now being conducted and to own or lease its assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect. Seller has the requisite corporate power and authority and has taken all action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and this Agreement and the instruments and documents executed in connection with this Agreement (assuming due authorization, execution and delivery by Buyer), constitutes, or when executed will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

Section 4.02 No Conflicts. The execution, delivery and performance of this Agreement and any instruments and documents executed pursuant hereto by Seller do not, and will not, (i) violate any provision of either of Seller’s articles of incorporation or bylaws or (ii), violate or constitute a breach of, or default under, any Law, or any judgment, decree, ruling or order of any Government Authority to which Seller is subject, (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any encumbrance upon any of the Purchased Assets or Assumed Liabilities or under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Seller is a party, or by which Seller or any of the Purchased Assets may be bound or affected. Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all Governmental Authorities necessary for the lawful conduct of its business as now conducted and, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Seller’s Knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

Section 4.03 Approvals and Consents. No notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any Governmental Authority in connection with the execution and delivery of this Agreement and any instruments and documents executed in connection with this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller. Other than the consents and approvals set forth in Section 4.03 of the Disclosure Schedules, there are no consents, notices, authorizations or approvals of any other third party required to be provided or obtained in connection with the execution and delivery of this Agreement and any instruments and documents executed in connection with this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement.

Section 4.04 Taxes.

(a) All material Tax Returns applicable to the Purchased Assets have been timely filed (taking into account applicable extensions) and are correct and complete in all material respects, and all material Taxes due with respect to such Tax Returns or otherwise exclusively applicable to the Purchased Assets have been paid, or adequate reserves therefor have been provided. There are no Encumbrances for Taxes related to the Purchased Assets, other than Permitted Encumbrances. Seller has not received notice that the IRS or any other Governmental Authority has asserted any deficiency or claim for additional Taxes related to the Purchased Assets. There is not pending nor, to Seller’s Knowledge threatened, any Action against Seller with respect to the assessment or collection of Taxes on the Purchased Assets. Neither the IRS nor any other Governmental Authority is auditing any income Tax return of Seller as of the Closing Date.

(b) Seller has withheld all amounts from its respective employees, agents and other Persons related to the Business required to be withheld under the Tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign Law, and has complied in all material respects with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party related to the Business.

(c) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 4.05 Litigation. There are no actions, claims, demands, complaints or petitions, suits or other proceedings, whether civil, criminal or administrative (collectively, “Actions”), or any decree, injunction, judgment, order or ruling entered, promulgated or pending or, to Seller’s Knowledge, threatened against or affecting Seller or any of the Assumed Liabilities or Purchased Assets. There are no obligations, Liabilities or encumbrances (whether or not accrued, contingent or otherwise) or, to Seller’s Knowledge, facts or circumstances that would reasonably be expected to result in any Actions against or obligations or Liabilities of Seller with respect to the Purchased Assets or Assumed Liabilities. Section 4.05 of the Disclosure Schedules sets forth all Actions regarding Seller which Seller has been involved in or received notice of during the three-year period preceding the Closing Date that related to the Purchased Assets or the Business in any respect.

Section 4.06 Regulatory Matters. Subject to Section 8.15, There are no pending or, to Seller’s Knowledge, threatened cease-and-desist or other order or enforcement action, written agreement, consent agreement or memorandum of understanding with a Governmental Authority, nor is seller a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or ordered to pay any civil money penalty by, any Governmental Authority (each a “Regulatory Agreement”) nor or Seller adopted any board resolutions at the request of any Governmental Authority. Subject to Section 8.15, Section 4.06 of the Disclosure Schedules sets forth all Regulatory Agreements between Seller or its Affiliates and any Governmental Authority during the three-year period preceding the Closing Date that related to the Purchased Assets or the Business in any respect.

Section 4.07 Compliance with Laws. The business and operations of Seller related to the Purchased Assets have been and are now being conducted in compliance in all material respects with all applicable Laws. Seller has not received any written notice of any alleged or threatened claim of any violation or Liability under any Law related to the Purchased Assets.

Section 4.08 Loan Servicing. Seller has serviced and administered or caused the servicing and administration of all Serviced Loans to be done (a) in accordance in all material respects with applicable Law, (b) in good faith and in accordance in all material respects with customary loan servicing procedures for loans similar to the Serviced Loans as followed by prudent loan servicers for loans similar to the

Serviced Loans; and (c) using the same diligence and care as is customarily used by Seller with respect to other loans of a similar type serviced by Seller solely for its own account or for other third-party portfolios of loans similar to the Serviced Loans. Seller has managed and administered the Serviced Loans in accordance in all material respects with the terms of each Contract to which the Servicing Rights relate (a “Servicing Agreement”). Seller has maintained accurate and complete accounting records in relation to the servicing and collection of the Serviced Loans. Neither Seller nor, to Seller’s Knowledge, any other party, is in breach or default of any provision of a Servicing Agreement or any other arrangement with respect to the Servicing Rights.

Section 4.09 Records. The Records respecting the Purchased Assets and the Assumed Liabilities have been fully, properly and accurately maintained in compliance with applicable legal and accounting requirements and are complete and correct in all material respects.

Section 4.10 Title to and Sufficiency of Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of any Encumbrances, other than Permitted Encumbrances. The Purchased Assets constitute all of the assets necessary to service the Serviced Loans and to conduct the Business immediately after Closing in the same manner as conducted by Seller immediately prior to Closing. LaVictoire-Finance, LLC does not own or hold title to any assets of the Business.

Section 4.11 Employment Matters; Benefit Plans.

(a) Section 4.11(a) of the Disclosure Schedule sets forth each Applicable Employee, along with such individual’s position and compensation. Seller (i) has paid in full to, or accrued on behalf of all of, the Transferred Employees all wages, salaries, commissions, bonuses, fees and other compensation for all labor or services rendered, and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by Law or its existing policies or practices, and (ii) is in compliance in all material respects with all applicable Laws with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters. No Person has asserted that Seller is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing that remains unresolved. There is no Action by any Person pending or, to the Knowledge of Seller, threatened against Seller (or its employees), involving employment discrimination, harassment, wrongful discharge or similar claims relating to any of the Transferred Employees. Seller is not a party to or bound by any collective bargaining agreement with any of the Transferred Employees, any labor union or any other collective bargaining unit or organization, in each case, with respect to the Transferred Employees. There is no pending or, to Seller’s Knowledge, threatened labor dispute, work stoppage or strike involving any of the Transferred Employees, or any pending or, to Seller’s Knowledge, threatened proceeding in which it is asserted that Seller has committed an unfair labor practice with respect to the Transferred Employees, and, to Seller’s Knowledge, there is no activity involving any of the Transferred Employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

(b) Seller has delivered or made available to Buyer a true and complete copy of Seller’s existing employee handbook(s) and all material policies on employment with Seller that apply to the Applicable Employees (collectively with the handbooks, the “Employment Policies”). Except as disclosed in the Employment Policies or Section 4.12(b) of the Disclosure Schedules, Seller has no material obligation, contingent or otherwise, to any such employee under any employment, bonus, service or consulting contract or agreement, or legally binding commitment, undertaking, understanding, plan, program, policy or arrangement.

(c) Section 4.12(c) of the Disclosure Schedules sets forth each Benefit Plan. Seller does not have any stated plan or commitment to establish or enter into any new Benefit Plan or to modify any Benefit

Plan. Seller has delivered to Buyer with respect to each Benefit Plan: (i) correct and complete copies of the plan documents, including all amendments thereto and summary plan descriptions; and (ii) IRS determination, opinion, or advisory letters, if any, relating to any retirement plans. Seller has performed all material obligations required to be performed by it under each Benefit Plan, and each Benefit Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable Law, including ERISA and the Code. There are no actions, audits, investigations, suits, or claims pending, or, to Seller’s Knowledge, threatened in writing (other than routine claims for benefits) with respect to any Benefit Plan or fiduciary thereto or against the assets of any Benefit Plan. Neither Seller nor any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to (or been required to contribute to), (w) any plan which is subject to Title IV of ERISA or Section 412 of the Code, (x) a multiple employer plan, (y) a plan subject to Section 409A of the Code, or (z) any arrangement providing life insurance, medical (other than COBRA), or other benefits to any individual after his or her termination of employment. No Benefit Plan is sponsored or maintained by any Person that is or was considered to be a co-employer with Seller.

Section 4.12 Contracts. Section 4.13 of the Disclosure Schedules lists each Contract to which Seller is a party and which relates to the Business as currently conducted, including, but not limited to, all Servicing Agreements. Seller has delivered to Buyer true and complete copies of all such Contracts and all amendments, addenda, and other supplements thereto. With respect to each Contract listed on Section 4.13 of the Disclosure Schedules: (i) the arrangement constitutes the valid and binding obligation of the parties thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and general principles of equity, regardless of whether considered or applied in a proceeding in equity or at law); (ii) neither Seller nor, to Seller’s Knowledge, any counter party, is in breach or default of such arrangement, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration, under the arrangement; (iii) no party has given notice to terminate or modify the arrangement, or has repudiated any provision of the arrangement; and (iv) except as provided in Section 4.03 of the Disclosure Schedules, no approval or consent of any Person is needed in order for the Contract to continue in full force and effect following the assignment of such Contract to Buyer.

Section 4.13 Personal Property. Seller has good and valid title to its personal property included in the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and has the full right and lawful authority to sell, convey, transfer, assign and deliver to Buyer all of the personal property that is included in the Purchased Assets pursuant to the terms of this Agreement. All personal property included in the Purchased Assets is in good operating condition, ordinary wear and tear excepted, and adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs other than ordinary, routine maintenance that is not material in nature or cost.

Section 4.14 Adverse Changes. Since August 31, 2022, (a) Seller has carried on the Business in all material respects in the ordinary course and consistent with past practice; (b) Seller has not incurred any material Liability outside of the ordinary course of business; (c) Seller has not terminated, amended or waived with respect to any material contract, any material right, except in the ordinary course of business and consistent with past practice; and (d) there has not occurred any event or circumstance that could reasonably be expected to have a Material Adverse Effect on the Business or any of the Purchased Assets.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Disclosure Schedules contains a correct, current and complete list of (i) all proprietary software included in the Business IP; (ii) all other Seller Intellectual Property used or held for use in the Business as currently conducted; (iii) all Seller IP Agreements (other than licenses for Open Source Software) used in the Business IP; (iv) all Shrink-wrap Agreements included in the Business IP;

and (v) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number, the issue, registration or filing date; and the current status. All required filings related to the Intellectual Property Registrations have been timely filed and all required fees have been paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b) Seller has provided the Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Seller IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Seller IP Agreement is valid and binding on the parties thereto in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Seller IP Agreement

(c) Seller solely and exclusively owns all right title and interest in and to the Business IP, free and clear of all Encumbrances. Seller is in compliance in all material respects with all Laws applicable to the Business IP and Seller’s ownership and control and use thereof. No license is required from any third party for Seller to have the complete, entire, and unfettered rights to the Business IP, other than Shrink-wrap Agreements. Seller has entered into binding, valid and enforceable written Contracts with each independent contractor who has created or developed (or who has been involved in the creation or development of) Business IP that assigns to Seller all rights, title and interest such independent contractor has in such Business IP. Each employee of Seller who has created or developed (or who has been involved in the creation or development of) Business IP for or on behalf of Seller has irrevocably assigned to Seller, either by valid, binding written agreement or operation of law, all right, title and interest such employee has in such Business IP.

(d) Except to the extent set forth on Section 4.15(d) of the Disclosure Schedules, to Seller’s Knowledge (i) the Business, including the use of the Business IP, does not, and has not previously, infringed, misappropriated or otherwise violated any third party’s Intellectual Property, (ii) no Person is infringing, misappropriating or otherwise violating any Business IP and (iii) there is no claim pending or threatened by or against Seller related to either of the foregoing.

(e) All rights of Seller in and to the Business IP are valid and enforceable and all Intellectual Property Registrations are subsisting and in full force and effect. Seller takes and has taken all commercially reasonable actions to protect the confidentiality of material Trade Secrets included in the Business IP held by Seller, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements or to have similar obligations by operation of law. To Seller’s Knowledge, there has not been any disclosure of any Trade Secret included in the Business IP to any Person in a manner that has resulted or is likely to result in the loss of any Trade Secret rights or protections in and to such information

(f) The operation of the Business has complied in all material respects with applicable Privacy Laws and any publicly-posted privacy policies of Seller.

Section 4.16 Brokers. Except for Hovde Group LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller. Seller is solely responsible for any broker, finder or investment banker commission or other fee associated with such arrangement.

Section 4.17 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including the related portions of the Disclosure Schedules) and other Transaction Documents, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchased Assets or the Assumed Liabilities furnished or made available to Buyer and its Representatives (including any information, documents or material delivered to Buyer or made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business or the Purchased Assets, or any representation or warranty arising from statute or otherwise in law. Nothing in this Section 4.17 will limit any Buyer claim or remedy based on fraud.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as may be set forth in the Disclosure Schedules, Buyer represents and warrants to Seller as follows:

Section 5.01 Corporate Organization and Authority. Buyer is a Federally chartered savings association, duly organized and validly existing under the laws of the United States and has the requisite power and authority to conduct its business as currently conducted and to own or lease its assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect. Buyer has the requisite corporate power and authority and has taken all action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and this Agreement and the instruments and documents executed pursuant hereto (assuming due authorization, execution and delivery by Seller) constitutes, or when executed will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

Section 5.02 No Conflicts. The execution, delivery and performance of this Agreement and any instruments or documents executed pursuant hereto by Buyer does not, and will not, (a) violate any provision of its articles of incorporation or bylaws or (b) violate or constitute a breach of, or default under, any Law, judgment, decree, ruling or order of any court, Governmental Authority to which Buyer is subject or any agreement or instrument of Buyer, or to which Buyer is subject or by which Buyer is otherwise bound, which violation, breach, contravention or default referred to in clause (b), individually or in the aggregate, would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Buyer has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all Governmental Authorities necessary for the lawful conduct of its business as now conducted and, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Buyer’s Knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

Section 5.03 Approvals and Consents. No notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Authority in connection with the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer.

Section 5.04 Regulatory Matters. Subject to Section 8.15, there are no pending or, to Buyer’s knowledge, threatened Regulatory Agreements between Buyer and any federal, state or local Governmental Authority that, individually or in the aggregate, would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.05 Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.06 Brokers’ Fees. Buyer has not employed any broker, finder or investment banker or incurred any Liability for any brokerage fees, commission or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Buyer shall be solely liable.

Section 5.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, the Purchased Assets and the Assumed Liabilities and acknowledges that, to its knowledge, it has been provided adequate access to the personnel, properties, assets, premises, books and records relating to the Business, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement (including related portions of the Disclosure Schedules) and Transaction Documents; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets, the Assumed Liabilities or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Disclosure Schedules) and the Transaction Documents. Nothing in this Section 5.07 will limit any Buyer claim or remedy based on fraud.

Section 5.08 Availability of Funds. Buyer has and available to it sufficient funds to pay the Transaction Consideration and to pay all other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

ARTICLE VI
COVENANTS

Section 6.01 Employment of Existing Employees.

(a) Section 6.01(a) of the Disclosure Schedules sets forth the name, title and 2022 salary of certain Business Employees (the “Applicable Employees”). On or before the date hereof, Buyer has made offers of employment to the Applicable Employees, conditioned on Closing. As of the Closing Date, the Applicable Employees who have accepted Buyer’s offer of employment will become employees of Buyer in accordance with the terms and conditions of Buyer’s offer, and will cease to be employees of Seller (such employees, the “Transferred Employees”). Buyer shall notify Seller at least one Business Day before the Closing on any Applicable Employees that have not accepted Buyer’s offer of employment. Seller shall be responsible for the filing of Form W-2s with the Internal Revenue Service and any required filing with state tax authorities with respect to wages and benefits paid to each Applicable Employee while employed with Seller. Any Applicable Employees who have not accepted Buyer’s offer of employment shall remain the responsibility of Seller, and Buyer shall have no Liability or obligation whatsoever to any such Applicable

Employees. Seller shall be responsible for any and all Liabilities, obligations or payments (including unpaid salary or bonuses, equity grants and accrued vacation) owing to any Applicable Employees in connection with their employment by Seller.

(b) It is understood and agreed that (i) Buyer’s employment of any Transferred Employee as set forth in this Section 6.01 shall not constitute a commitment, contract or understanding (express or implied) of an obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by a Transferred Employee at any time for any reason (subject to any written commitments to the contrary made by Buyer with respect to a Transferred Employee and subject to any legal restrictions) with respect to any matters related to the employment relationship between the Transferred Employee and Buyer. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Transferred Employees after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment of such Transferred Employees.

Section 6.02 Public Statements. Following the Closing, Buyer may issue a press release in such form as reasonably acceptable to Seller and Seller may issue a press release in such form as reasonably acceptable to Buyer and none of the parties shall, except as agreed by Buyer and Seller, or except as may be required by applicable Law, issue any other reports, releases, announcements or other statements to the public relating to the transactions contemplated hereby, except for any such release or announcement as may be required by Law or the rules and regulations of any applicable stock exchange or the requirements of any self-regulatory body, in which case, to the extent permitted by Law, the party hereto required to make the release or announcement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release (and will consider any such comments in good faith). Each party hereby agrees that such party and any Affiliate of such party will not make any statements, whether written, oral or otherwise, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of any other party.

Section 6.03 Transfer Taxes. Seller shall be responsible for and timely pay all transfer, documentary, sales, use, stamp, value added, goods and services, registration, and similar Taxes (including any share transfer and real property transfer Taxes) arising in connection with or as a result of the transactions contemplated by this Agreement, and Seller shall properly prepare and timely file all Tax Returns with respect to such Taxes.

Section 6.04 RESERVED.

Section 6.05 Confidentiality.

(a) Seller shall maintain in confidence and not disclose to any Person other than its Representatives, and will cause its Representatives to maintain in confidence and not disclose to any Person, and not use to the detriment of Buyer, any confidential information regarding the Purchased Assets, unless (i) such information becomes publicly available through no fault of Seller, (ii) the furnishing or use of such information is necessary to comply with any Law or requirement imposed by any Governmental Authority; or (iii) disclosure of such information is necessary to establish rights under this Agreement or the Transaction Documents.

(b) In the event of a breach of this Section 6.05, Seller agrees that Buyer will suffer irreparable injury that would not be quantifiable and for which no adequate remedy would exist at Law. The parties accordingly agree that injunctive relief, in addition to all other remedies, shall be available therefor, without posting any bond.

Section 6.06 Non-Solicitation of Employees. Seller agrees that, for the period commencing on the Closing Date and expiring on the second anniversary thereof, neither Seller nor any of its Affiliates shall, directly or indirectly, (a) induce, solicit or encourage any Transferred Employee to leave his or her position of employment with Buyer or hire such individual or (b) solicit or hire for employment or any similar arrangement any Transferred Employee; provided, however, that the foregoing provisions of this Section 6.06 shall not (a) prohibit general solicitations (not specifically targeted at the relevant Transferred Employees) for employment through advertisements, bona fide third-party recruiting firms or other similar means or (b) apply to Transferred Employees terminated by Buyer.

Section 6.07 Servicing Terms.

(a) Seller hereby engages Buyer to perform, and Buyer hereby agrees to perform, the Servicing Rights for the Serviced Loans upon and subject to the terms, covenants and provisions of this Agreement. Buyer agrees to service the Serviced Loans with the same degree of care and diligence that Buyer uses to service loans similar to such Serviced Loans for its own account. Buyer shall maintain accurate and complete accounting records in relation to the servicing and collection of the Serviced Loans. Seller and Buyer agree that Buyer shall be entitled to delegate, at its own expense and risk, the discharge of the Servicing Rights and its servicing obligations under this Section 6.07 to an outside servicing company generally recognized in the recreational vessel finance industry in the United States for the servicing of recreational vessel loans of the nature of such Serviced Loans (“Outside Servicer”), which Outside Servicer will service the Serviced Loans under a servicing agreement with Buyer, which servicing agreement shall be in form and substance satisfactory to Buyer in its sole discretion. Any such delegation shall not change the obligations of Buyer hereunder in respect of the Serviced Loans and Buyer shall be solely responsible and liable for any and all acts of such Outside Servicer.

(b) With respect to each Serviced Loan, Seller shall pay Buyer (i) the Supplemental Fees plus (ii) the Servicing Fee.

Section 6.08 Excluded Liabilities; Assumed Liabilities. Seller shall pay, perform and discharge all of the Excluded Liabilities as and when they come due. Buyer shall pay, perform and discharge all of the Assumed Liabilities as and when they come due. Seller and Buyer agree that if subsequent to the Closing Date any party shall receive any payment due to another party, each shall promptly remit the same to the other.

Section 6.09 Transition Services. Following the Closing Date, Seller shall, and shall cause its Affiliates to, take such actions and provide such services to Buyer as may be reasonably requested by Buyer from time to time, to facilitate the transition of the Purchased Assets, including the performance of the Servicing Rights, to Buyer, in each case, on terms and conditions mutually agreed upon by the parties hereto.

ARTICLE VII
INDEMNIFICATION

Section 7.01 [Reserved].

Section 7.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the Transaction Documents;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or the Transaction Documents;

(c) any Excluded Asset or any Excluded Liability;

(d) any claim by any Person for brokerage or finder’s fees, commissions or similar payments based upon any agreement or understanding made or alleged to have been made by any such Person with Seller or any of its members, officers or employees, in connection with the transactions contemplated by this Agreement;

(e) any claim by any current or former holder of any equity interest or equity security of Seller (including any predecessors) relating to or arising out of this Agreement and the transactions contemplated hereby; or

(f) any Excluded Employee Liability;

(g) any event, act or occurrence arising out of the operations of Seller prior to the Closing Date.

Section 7.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the Transaction Documents;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or the Transaction Documents;

(c) any Purchased Asset or Assumed Liability; or

(d) any claim by any Person for brokerage or finder’s fees, commissions or similar payments based upon any agreement or understanding made or alleged to have been made by any such Person with Buyer or any of its officers or employees, in connection with the transactions contemplated by this Agreement.

Section 7.04 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if known, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days to review and dispute its responsibility for the Third Party Claim. Failure by the Indemnifying Party to dispute responsibility for the Third Party Claim in writing to the Indemnified Party in writing within 30 days will result in the Indemnifying Parties deemed acceptance of the Third Party Claim. The Indemnifying Party shall have the right to participate in, or if the Indemnifying Party agrees in writing to pay for all of the Losses that may result from a Third Party Claim, by giving written notice to the Indemnified Party within 30 days after receiving notice of the Third Party Claim, to assume, the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense at the Indemnifying Party’s expense. Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of a Third Party Claim seeking injunctive or equitable relief. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to actively compromise or defend such Third Party Claim or fails to timely notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.04(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense other than reimbursement of actual out-of-pocket expenses to the defending party, employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.04(b). If a firm written offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (to the extent known at such time), shall include copies of written materials (to the extent reasonably available) reasonably evidencing such claims, and shall indicate the estimated amount, if reasonably practical, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.05 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Transaction Consideration for Tax purposes, unless otherwise required by Law or unless otherwise permitted by Law to be deducted by the Indemnifying Party or excluded from income by the Indemnified Party.

Section 7.06 Exclusive Remedies. Subject to Section 8.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, willful misconduct or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.06 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 8.10 or to seek any remedy on account of any intentional fraud by any party hereto.

Section 7.07 Indemnification Deductible. Notwithstanding anything to the contrary contained in this Agreement, except to the extent of any Losses sustained or incurred by any Indemnified Party directly or indirectly arising out of, resulting from or otherwise in respect of any fraud by any party hereto or any of its Affiliates or their respective Representatives, no party shall have any liability under Sections 7.02(a) and 7.03(a), unless and until the aggregate amount of the Losses sustained or incurred by an Indemnified Party that they would be entitled to recover exceeds $50,000.

Section 7.08 Indemnification Cap. Notwithstanding any provision hereof to the contrary, the aggregate amount of Losses for which an Indemnifying Party shall be responsible pursuant to this Article VII shall not exceed $1,500,000.00; provided, that the foregoing limitation shall not apply to Losses directly or indirectly arising out of, resulting from or otherwise in respect of (i) Section 7.02(f) or (ii) any fraud of such Indemnifying Party or any of its Affiliates or Representatives.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller: Bank of Clarke

2 East Main Street

Berryville, VA 22611

E-mail: blorey@bankofclarke.com

Attention: Brandon Lorey,

President and Chief Executive Officer

with a copy to: Luse Gorman, PC

5335 Wisconsin Avenue, N.W., Suite 780

Washington DC 20015-2035

E-mail: sbrown@luselaw.com

Attention: Scott A. Brown

If to Buyer: Axos Bank

4350 La Jolla Village Drive, Suite 140

San Diego, CA 92122

E-mail: EBar-Adon@axosbank.com

Attention: Eshel Bar-Adon,

EVP, Strategic Partnerships and

Chief Legal Officer

with a copy to: Thompson Coburn LLP

1909 K Street N.W. Suite 600

Washington DC 20006-1167

E-mail: rstewart@thompsoncoburn.com

Attention: Raymond J. Stewart

Section 8.03 Interpretation. For purposes of this Agreement, (a) headings are for convenience only and shall not affect interpretation; (b) references to any legislation or to any provision of any legislation include any modification or reenactment of, or any legislative provision substituted for, and all statutory instruments issued under, such legislation or such provision; (c) words denoting the singular include the plural and vice versa; (d) words denoting any gender include all genders; (e) references to any document, agreement or other instrument (including this Agreement) include references to such document, agreement or other instrument as amended, novated, supplemented or replaced from time to time; (f) references to sections, sub-sections, paragraphs, sub-paragraphs, Schedules and Exhibits are to sections, sub-sections, paragraphs, sub-paragraphs, Schedules and Exhibits of this Agreement; (g) references to any party to this Agreement or to any other document, agreement or instrument include such party’s successors and permitted assigns; and (h) the word “including” shall mean “including, but not limited to,” unless otherwise specified. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.09 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09(a).

Section 8.10 Equitable Relief. In addition to any and all other remedies that may be available under applicable Law in the event of any breach of this Agreement, the parties hereto shall be entitled to such injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without the necessity of posting a bond or proving actual damages.

Section 8.11 Attorneys’ Fees. If any litigation occurs under this Agreement and a court of competent jurisdiction issues a final, non-appealable order or judgment, then the prevailing party shall be entitled to recover from the non-prevailing party in such litigation, the amount of the prevailing party’s attorneys’ fees, court costs and other litigation expenses, and the court is authorized in any such litigation to make a determination as to the identity of the prevailing party and to make an award of such fees and expenses to such party.

Section 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.13 Further Assurances. Without further consideration and at each party’s cost, the parties hereto agree to promptly take such further actions and execute such additional documents and instruments as may be reasonably required in order to more effectively carry out the terms of this Agreement and the intentions of the parties.

Section 8.14 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any Liability for any obligations or Liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. Nothing in this Section 8.14 will limit any claim or remedy based on fraud.

Section 8.15 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any Party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 8.16 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date. The covenants or other agreements contained in this Agreement shall survive the Closing Date indefinitely or for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith in reasonable detail (to the extent known at such time) and in writing by notice to the alleged breaching party by the other party prior to the expiration date of the applicable survival period above will not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

BANK OF CLARKE

By /s/ BRANDON C. LOREY

Name: Brandon C. Lorey

Title: CEO

BUYER:

AXOS BANK

By /s/ GREG GARRABRANTS

Name: Greg Garrabrants

Title: President and Chief Executive Officer

[Signature Page to Asset Purchase and Servicing Rights Agreement]